Exhibit 5.9

CONSENT OF EXPERT

I hereby consent to the use of my name and information included or incorporated by reference in the registration statement on Form F-10 of New Pacific Metals Corp. being filed with the United States Securities and Exchange Commission, and any amendments thereto, and the documents incorporated by reference therein.

Dated: August 17, 2023

/s/ Alex Zhang

Alex Zhang